UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015 (May 26, 2015)

EV Energy Partners, L.P.

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-33024 (Commission File No.)	20–4745690 (I.R.S. Employer Identification No.)

1001 Fannin, Suite 800, Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 651–1144

 _______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2015, CGAS Partners, L.P. (“Seller”), an indirect wholly-owned subsidiary of EV Energy Partners, L.P. (“Partnership”), entered into a Membership Interest Purchase Agreement (“Agreement”) with M3 Ohio Gathering LLC (“Purchaser”) after the Purchaser exercised its right to participate (the “Participation Right”) in the purchase of a 21% membership interest (the “Membership Interest”) owned by Seller in Utica East Ohio Midstream L.L.C. (the “Company”). As previously disclosed on April 6, 2015, the Seller entered into a Membership Interest Purchase Agreement, dated April 2, 2015, as amended, (the “UGS Agreement”) with Utica Gas Services, L.L.C., an indirect wholly-owned subsidiary of Williams Partners L.P. (“UGS”), as purchaser on substantially similar terms to the Agreement. Pursuant to the Agreement, Purchaser will purchase 8% of the Membership Interest; and pursuant to the UGS Agreement, UGS will purchase 13% of the Membership Interest for an aggregate of $575 million, subject to the closing conditions being satisfied as provided in the Agreement and the UGS Agreement. The purchase price is subject to adjustment for capital contributions made and distributions received, with respect to the Membership Interest between May 1, 2015 and the closing. The closing is scheduled to occur on June 10, 2015, but may close later as described below.

Seller’s conditions to closing include accuracy of the Purchaser’s representations and warranties, compliance by Purchaser with its covenants in the Agreement, no injunction or similar proceeding prohibiting the closing, and compliance with all applicable governmental requirements. Purchaser’s conditions to closing include accuracy of the Seller’s representations and warranties, compliance by Seller with its covenants in the Agreement, no injunction or similar proceeding prohibiting the closing, compliance with all governmental requirements, and there being no material adverse change between the date of the Agreement and the closing date.

Seller has made representations and warranties to Purchaser regarding Seller’s title to the Membership Interest, power and authority to enter into and perform pursuant to the Agreement and to sell the Membership Interest, there being no conflicts with other agreements binding on Seller, the absence of certain litigation, and as to brokers fees. In addition, Seller has made representations to Purchaser, to the best of Seller’s knowledge, regarding activities and operations of the Company, including compliance with laws, environmental compliance, taxes, employee matters, and intellectual property matters. The Purchaser has made representations and warranties to Seller regarding Purchaser’s power and authority to enter into and perform pursuant to the Agreement and to purchase the Membership Interest, Purchaser having the financing necessary to pay the purchase price, there being no conflicts with other agreements binding on Purchaser, the absence of litigation, and as to brokers fees.

The agreement also contains customary covenants restricting Seller’s ability to market and sell the Membership Interest, cooperation by Purchaser and Seller in satisfying governmental authorizations, including filings under the Hart-Scott-Rodino Anti-Trust Act (“HSR Act”), public announcements and confidentiality, restricting Seller’s voting of the Membership Interest on certain matters, and Seller’s agreement not to solicit employees of the Company following the closing.

The Agreement contains covenants dealing with casualty loss and condemnation (“C&C Loss”), which provide that no adjustment to the purchase price will be made if the C&C Loss attributable to the Membership Interest is less than $600,000, and provides that if the C&C Loss attributable to the Membership Interest is 10% or less of the aggregate purchase price, the purchase price will be adjusted proportionately. If the C&C Loss attributable to the Membership Interest is greater than 10% of the aggregate purchase price, the Agreement may be terminated by either Purchaser or Seller.

The Agreement may be terminated by Purchaser if Seller is in breach, subject to Seller’s right to cure, and by Seller if Purchaser is in breach, subject to Purchaser’s right to cure.

Seller also has the right to terminate the Agreement on June 10, 2015 and to complete the sale of the entire Membership Interest to UGS by June 24, 2015 if Purchaser does not consummate the Agreement on June 10, 2015.  The Agreement also may be terminated by either party if the closing does not occur by September 1, 2015.  If UGS has not closed on their portion of the Membership Interest by June 10, 2015 under the UGS Agreement, the closing date will be extended to July 31, 2015 or such earlier date as agreed to by the parties and Purchaser will have the right to purchase the entire Membership Interest. In such case, Purchaser and Seller have covenanted to satisfy all governmental authorizations, including filings under the HSR Act prior to closing; and furthermore, compliance with governmental requirements, including termination of the waiting period under the HSR Act is a condition to each parties’ respective obligation to close.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EV Energy Partners, L.P.

Dated: June 1, 2015	By:	/s/Nicholas Bobrowski
Nicholas Bobrowski
Vice President and Chief Financial Officer of
EV Management LLC, general partner of
EV Energy GP, L.P., general partner of
EV Energy Partners, L.P.